Exhibit 10.1

November 7, 2017

Mr. Daniel L. Martin

170 Partridge Landing

Glastonbury, CT 06033

Re:                             Separation Agreement

Dear Mr. Martin:

In anticipation of your voluntary resignation as President of Gemma Power Systems, LLC, this Separation Agreement (the “Agreement”) sets forth the agreement between you and Gemma Power Systems, LLC, including its current and former parents, direct and indirect subsidiaries and affiliated entities, and their respective current and former successors, assigns, representatives, agents, attorneys, shareholders, officers, directors and employees, both individually and in their official capacities (collectively, “Gemma”).

1.                                      End of Employment.  Your role as an employee, officer, and/or director of Gemma will end on November 17, 2017 (the “Separation Date”).  The last day you are obligated to report to work will be November 17, 2017.  Gemma will pay you your normal salary through the Separation Date.  This payment shall be made less applicable withholdings and deductions (and pursuant to Gemma’s standard payroll practices) by November 20, 2017.  In addition, Gemma will pay you the value of any accrued but unused vacation.  This payment shall be made less applicable withholdings and deductions (and pursuant to Gemma’s standard payroll practices) on the first pay date following the Separation Date.

2.                                      Consideration.  You agree that you are not entitled to any additional benefits, other than as set forth in Paragraph 1.  However, in consideration for your signing this Agreement (setting forth the terms of your separation from Gemma), and in exchange for the promises, covenants and waivers set forth herein, and provided you have not revoked or breached this Agreement, then:

(a)                                 Gemma will pay you a first payment in an amount of Two Hundred Fifty-Two Thousand Dollars and Zero Cents ($252,000.00) (“First Separation Payment”), no earlier than January 1, 2018 and no later than January 15, 2018, following your return of this fully executed Agreement.  This First Separation Payment shall be made in a lump sum payment, less applicable withholdings and deductions.

(b)                                 Gemma will pay you a second payment in an amount of One Hundred Fifty-Seven Thousand Five Hundred Dollars and Zero Cents ($157,500.00) (“Second Separation Payment”), no earlier than January 1, 2019 and no later than January 15, 2019, following your return of this fully executed Agreement.  This Second Separation Payment shall be made in a lump sum payment, less applicable withholdings and deductions.

(c)                                  Gemma will pay you a third and final payment in an amount of Two Hundred Twenty Thousand Five Hundred Dollars and Zero Cents ($220,500.00) (“Third Separation Payment”), no earlier than January 1, 2020 and no later than January 15, 2020, following your return of this fully executed Agreement.  This Third Separation Payment shall be made in a lump sum payment, less applicable withholdings and deductions.

(d)                                 To the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by Gemma’s current group health insurance policies, you will be eligible to continue your group health insurance benefits at your own expense.  If you timely elect continued coverage under COBRA, following your return of this fully executed Agreement, Gemma will pay the premium to continue your health insurance coverage through Gemma’s benefit plan through May 30, 2018 (“COBRA Premium Period”).  At the end of the COBRA Premium Period, you shall be eligible to continue coverage, pursuant to COBRA, and shall be responsible for the entire COBRA premium for the remainder of the applicable COBRA continuation period.  If you become eligible to participate in another health insurance plan or arrangement through another employer or spousal plan during the COBRA Premium Period, you must immediately notify Gemma and Gemma shall no longer pay for your COBRA benefits coverage.  Please note that after May 30, 2018, or after November 30, 2017 should you elect not to execute this Agreement, you will have the opportunity to continue health insurance benefits at your sole expense under the provisions of COBRA.  Election forms to enroll in COBRA coverage will be provided separately.

3.                                      Waiver, Release and Discharge.  In consideration of the payments and other benefits described above in Paragraph 2, and for other good and valuable consideration, you hereby release and forever discharge Gemma from all debts, obligations, promises, covenants, agreements, contracts, endorsements, bonds, controversies, suits, actions, causes of action, judgments, damages, expenses, claims or demands, in law or in equity, which you ever had, now have, or which may arise in the future, regarding any matter arising on or before the date of your execution of this Agreement, including but not limited to all claims (whether known or unknown) regarding your employment at or termination of employment from Gemma, any contract (express or implied), any claim for equitable relief or recovery of punitive, compensatory, or other damages or monies, attorneys’ fees, any tort, and all claims for alleged discrimination based upon age, race, color, sex, sexual orientation, marital status, religion, national origin, handicap, disability, genetic information or retaliation, including any claim, asserted or not asserted, which could arise under Title VII of the Civil Rights Act of 1964; the Equal Pay Act of 1963; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act of 1990; the Americans With Disabilities Act of 1990; the Civil Rights Act of 1866, 42 U.S.C.  § 1981; the Family and Medical Leave Act of 1993; the Employee Retirement Income Security Act of 1974; the Civil Rights Act of 1991; the Worker Adjustment and Retraining Notification Act of 1988; the Corporate and Criminal Fraud Accountability Act of 2002, 18 U.S.C. § 1514A, also known as the Sarbanes Oxley Act; the Connecticut Human Rights and Opportunities Act, the Connecticut Fair Employment Practices Act; Connecticut wage and hour laws, statutes or regulations; Connecticut common law and/or any other federal, state or local laws, rules or regulations, whether equal employment opportunity laws, rules or regulations or otherwise, or any right under any Gemma’s pension, welfare, or stock plans.  This Agreement may not be cited as, and does not constitute an admission by Gemma of, a violation of any such law or legal obligation.

4.                                      No Lawsuits, Arbitrations, Charges or Complaints.  You represent and agree that you have not filed or caused to be filed any lawsuits or arbitrations against Gemma, or filed or caused to be filed any charges or complaints against Gemma with any municipal, state or federal agency charged with the enforcement of any law.  You agree not to assist or otherwise participate willingly or voluntarily in any arbitration or lawsuit which relates to any matter that involves Gemma, and that occurred up to and including the date of your execution of this Agreement, unless required to do so by court order, subpoena or other directive by a court, arbitration panel, or unless required to enforce this Agreement.

5.                                      No Additional Sums Owed.  You represent, warrant and acknowledge that Gemma owes you no wages, commissions, bonuses, sick pay, personal leave pay, severance pay, vacation pay or other compensation or benefits or payments or form of remuneration of any kind or nature, other than that specifically provided for in this Agreement. You expressly acknowledge and agree that you are not entitled to any bonus for the fiscal year ending January 31, 2018.

6.                                      Post-Separation Obligations and Restrictive Covenants.

(a)                                 Acknowledgment.  You understand and acknowledge that by virtue of your employment as President of Gemma, you had access to and knowledge of Confidential Information and Trade Secrets (as defined below), you were in a position of trust and confidence with Gemma, and you benefitted from Gemma’s goodwill.  You further understand and acknowledge that Gemma invested significant time and expense in developing the Confidential Information, Trade Secrets, and goodwill.  You further understand and acknowledge that the restrictive covenants below are necessary to protect Gemma’s legitimate business interests in its Confidential Information, Trade Secrets, and goodwill. You further understand and acknowledge that Gemma’s ability to reserve these for the exclusive knowledge and use of Gemma is of great competitive importance and commercial value to Gemma and that Gemma would be irreparably harmed if you violate the restrictive covenants below.

(b)                                 Protection of Confidential Information and Trade Secrets.  You agree not to disclose, nor use for your benefit or the benefit of any other person or entity, any information received in connection with Gemma which is considered Confidential Information and/or a Trade Secret (as defined below) and (i) which has not been disclosed publicly by Gemma, (ii) which is otherwise not a matter of public knowledge or (iii) which is a matter of public knowledge but you know or have reason to know that such information became a matter of public knowledge through an unauthorized disclosure.

The term “Confidential Information” means any and all confidential and/or proprietary knowledge, data or information owned, developed or possessed by Gemma whether in tangible or intangible form.  Confidential Information includes, but is not limited to: (a) information relating to Gemma’s products and services, pricing structures, customer identities, potential customer identities, customer needs, contractor identities, contractor needs, know-how, specifications, ideas, techniques, developmental work, research and development, and improvements; (b) information relating to plans for business development, research and development, new methods and services, marketing and selling, sales forecasts, customer proposals, business plans, budgets and unpublished financial statements, licenses, prices and costs, planned acquisitions and divestitures, and planned purchases; and (c) information regarding the skills and compensation of employees of Gemma, personnel and policy manuals, and contracts with employees, customers, suppliers, consultants, business partners and others.

The term “Trade Secret” means all trade secrets as defined under applicable state and federal law, including, but not limited to a patterns, plans, compilations, program devices, formulas, designs, prototypes, methods, techniques, processes, procedures, programs, or codes, whether tangible or intangible, cost data, and customer lists which: (i) derive independent economic value, actual or potential, from not being generally known to or readily ascertainable by people who can obtain economic value from its disclosure or use; and (ii) are the subject of Gemma’s efforts to maintain its secrecy that are reasonable under the circumstances.

Nothing contained in this Agreement will prohibit you from disclosing Confidential Information and/or Trade Secrets, as defined by federal law, (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law; or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  If you file a lawsuit alleging retaliation by Gemma for reporting a suspected violation of law, you may disclose Confidential Information and/or Trade Secrets to your attorney and may use Confidential Information and/or Trade Secrets in a court proceeding, if you file any document containing Confidential Information and/or Trade Secrets under seal; and do not disclose Confidential Information and/or Trade Secrets, except pursuant to court order.

(c)                                  Non-Competition.  Because of Gemma’s legitimate business interests as described in this Agreement and in consideration of the payments and other benefits described above in Paragraph 2, and for other good and valuable consideration, for the period of two (2) years, to run consecutively, beginning on the Separation Date, you agree and covenant not to engage in any Competitive Activity within the United States.

For purposes of this non-compete clause, “Competitive Activity” means to, directly or indirectly, in whole or in part, engage in, provide services to, or otherwise participate in, whether as an employee, employer, owner, operator, manager, advisor, consultant, agent, partner, director, stockholder, officer, volunteer, intern, or any other similar capacity, any entity engaged in a business that is competitive with the business of Gemma, including, but not limited to, entities involved in the development, design, construction, commissioning, and operation of power plants, such as gas turbine plants, biomass projects, solar facilities, wind farms, biofuel plants, storage facilities, and environmental facilities.  Without limiting the foregoing, Competitive Activity also includes any activity that may require or inevitably require disclosure of Confidential Information or Trade Secrets.

Nothing in this Agreement prohibits you from purchasing or owning less than five percent (5%) of the publicly traded securities of any corporation, provided that your ownership represents a passive investment and that you are not a controlling person of, or a member of a group that controls, the corporation.

If you have any questions about whether your services or other relationships with any individual or entity is prohibited by this Paragraph, you further agree to provide written notice to Gemma of the name and address of such individual or entity so as to allow Gemma to ascertain whether your engagement or performance of any services with the individual or entity is prohibited by this paragraph.

(d)                                 No Solicitation of Employees and Consultants.  Because of Gemma’s legitimate business interests as described in this Agreement and in consideration of the payments and other benefits described above in Paragraph 2, and for other good and valuable consideration, for the period of two (2) years, to run consecutively, beginning on the Separation Date, you agree and covenant not to, directly or indirectly, solicit, recruit, hire, induce or encourage to leave the employ of Gemma any person who is at that time an employee or independent contractor of Gemma, or who has been employed or hired by Gemma during the two (2) year period before the Separation Date, nor will you cooperate with others in doing or attempting to do so.  The terms “solicit, recruit, hire, induce or encourage” in this paragraph include, but are not limited to, directly or indirectly: (a) initiating communications with an employee or independent contractor of Gemma relating to actual or possible employment or an independent contractor relationship for an entity other than Gemma; (b) offering bonuses or additional compensation to encourage or cause any employee or independent contractor of Gemma to terminate employment with Gemma; (c) supplying the names of, or otherwise referring or recommending, any employee or independent contractor of Gemma to personnel recruiters or persons engaged in hiring for any entity other than Gemma; or (d) designing advertisements or job postings calculated to reach and appeal to any employee or independent contractor of Gemma.

(e)                                  No Solicitation of Customers and Prospects.  Because of Gemma’s legitimate business interests as described in this Agreement and in consideration of the payments and other benefits described above in Paragraph 2, and for other good and valuable consideration, for the period of two (2) years, to run consecutively, beginning on the Separation Date, you agree and covenant not to, directly or indirectly, solicit, canvas, transfer, assign, sell to, or engage in any business relationship with, for your own benefit or on behalf of any individual or entity: (a) any existing customer of Gemma or any person who was a customer of Gemma during the two (2) year period before the Separation Date; or (b) any prospective customer of Gemma that you had responsibilities, duties, or involvement with respect to, nor will you cooperate with others in doing or attempting to do so.

(f)                                   No Interference.  Because of Gemma’s legitimate business interests as described in this Agreement and in consideration of the payments and other benefits described above in Paragraph 2, and for other good and valuable consideration, for the period of two (2) years, to run consecutively, beginning on the Separation Date, you agree and covenant not to, directly or indirectly, induce, influence, cause, advise or encourage any customer, prospect, employee, independent contractor, supplier, vendor, consultant, business partner, joint venturer or representative of Gemma to terminate his, her or its relationship with Gemma, nor will you cooperate with others in doing or attempting to do so, nor will you interfere with any of Gemma’s contracts, prospective contracts, or relationships.

(g)                                  Return of Documents and Property.  On or before the Separation Date, you agree and covenant to deliver to Gemma any and all material containing or otherwise memorializing any Confidential Information or Trade Secrets, and any copies, notes or excerpts within you possession, custody or control, whether in written, mechanical, electromagnetic, analog, digital or any other format or medium.  Before the Separation Date, you also agree and covenant to return any and all other Gemma property and equipment in your possession, custody or control.

(h)                                 Reasonableness of Restrictions.  You agree that the obligations and restrictions in this Agreement are fair and reasonable, are reasonably required to protect Gemma’s business interests, and would not unfairly or unreasonably restrict your ability to obtain other comparable employment in your chosen field or profession.

(i)                                     Tolling Period.  The non-compete, no solicitation, and no interference  obligations contained in this Agreement shall be extended by the length of time during which you shall have been in breach of any of said provisions.

(j)                                    Judicial Modification.  If a court of competent jurisdiction determines that the character, duration, geographic scope, activity or subject of any provision of this Agreement is unreasonable under the circumstances as they then exist, then you agree that it should be limited and reduced so as to be enforceable under the applicable law to assure Gemma of the intended maximum benefit of this Agreement.

7.                                      Service of Subpoena or Legal Process.  Upon service on you, or anyone acting on your behalf, of any subpoena, order, directive or other legal process requiring you to engage in conduct prohibited by this Agreement, you or your attorney shall immediately notify Gemma of such service and of the content of any testimony or information to be provided pursuant to such subpoena, order, directive or other legal process and within two (2) business days send to the undersigned representative of Gemma via overnight delivery (at Gemma’s expense) a copy of the documents that have been served upon you.

8.                                      Tax and Statutory Deductions; IRC Section 409A.  Gemma may deduct or withhold from any compensation or benefits any applicable federal, state or local tax or employment withholdings or deductions resulting from any payments or benefits provided under this Agreement.  In addition, it is Gemma’s intention that all payments or benefits provided under this Agreement shall be exempt from the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and this Agreement shall be interpreted, administered and operated accordingly.  If under this Agreement an amount is to be paid in installments, each installment shall be treated as a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2)(ii).  Notwithstanding anything to the contrary herein, Gemma does not guarantee the tax treatment of any payments or benefits under this Agreement, including without limitation under the Code, federal, state, local or foreign tax laws and regulations.  You also agree that Gemma, including any representative or attorney of Gemma, has not made any promise, representation or warranty regarding the tax consequences of any amounts paid under this Agreement or any of your obligations regarding any impact of the payments herein.

9.                                      Duty to Assist in Litigation or Investigation.  You agree that you will assist and cooperate with Gemma in connection with the defense or prosecution of any claim that may be made against or by Gemma or in connection with any ongoing or future investigation or dispute or claim of any kind involving Gemma, including any proceeding before any arbitral, administrative, judicial, legislative, or other body or agency, including testifying in any proceeding to the extent such claims, investigations or proceedings relate to services performed or required to be performed by you, pertinent knowledge possessed by you, or any act or omission by you.  You further agree to perform all acts and execute and deliver any documents that may be reasonably necessary to carry out the provisions of this paragraph.  Gemma agrees to reimbursement the reasonable out-of-pocket costs actually incurred by you (excluding attorneys’ fees) in connection with such assistance or cooperation.  Receipts or evidence of the costs incurred may be required prior to reimbursement.

10.                               D&O Insurance.  After the Separation Date, you shall remain eligible for coverage as a director and/or officer of Gemma under any applicable directors and officers insurance policy maintained by Gemma as of the Separation Date, subject to the terms, conditions, exclusions and limitations of such policy.

11.                               Remedies.  You agree that any violation by you of the obligations or restrictions in this Agreement, including, but not limited, to those in Paragraph 6, will cause Gemma irreparable harm.  Accordingly, you agree that Gemma is entitled to protection from such violations, both actual and threatened, including protection by injunctive relief, in addition to other remedies available under law.  If any party brings an action to enforce this Agreement or to obtain damages for a breach thereof, such party shall not be required to post bond.  All of Gemma’s remedies for breach of this Agreement are cumulative and the pursuit of one remedy will not be deemed to exclude other remedies.

12.                               Attorneys’ Fees and Costs.  In the event of a claim of breach under this Agreement by any party, which results in any litigation, arbitration or other legal action, the prevailing party, as determined by the Court or other tribunal, shall be entitled to recover from the non-prevailing party all of their reasonable attorneys’ fees,  professionals’ fees, and costs.

13.                               Severability.  Except as provided below, if any of the provisions, terms or clauses of this Agreement are declared illegal, unenforceable or ineffective in a legal forum, those provisions, terms and clauses shall be deemed severable, such that all other provisions, terms and clauses of this Agreement shall remain valid and binding upon both parties.  In the event Paragraph 3 is declared illegal, unenforceable or ineffective in a legal forum, then Gemma, at its sole election, may either declare this Agreement null and void, and of no force and effect whatsoever, or redraft Paragraph 3 to cure the defect.  In the event Gemma declares this Agreement null and void, then you agree to return all sums paid under Paragraph 2.  In the event Gemma redrafts Paragraph 3 to cure the defect, you agree to cooperate with Gemma and to timely execute a new Agreement containing the revised Paragraph 3.  Further, in the event you take any action to challenge the enforceability of Paragraph 6, or if such provisions are declared illegal, unenforceable or ineffective in an action brought by you or by Gemma against you, then Gemma’s obligation to provide the consideration set forth in Paragraph 2 shall be of no force and effect whatsoever, and you agree to repay all amounts previously paid to you thereunder, and the releases provided in Paragraph 3 will no longer be effective.

14.                               Right to Participate in Agency Proceedings; Waiver of Remedy or Relief.  Nothing contained in this Agreement shall be construed to prohibit you from filing a charge with the Equal Employment Opportunity Commission or comparable state or local agency, or from participating in any investigation or inquiry by the Equal Employment Opportunity Commission or comparable state or local agency.  You acknowledge that you shall not be entitled to any monetary or equitable remedy as a result of any such charge or investigation.

15.                               Not a Precedent.  This Agreement is not intended to establish and should not be interpreted as establishing a practice or policy of Gemma in connection with the treatment of any employee or the separation or termination of employment of any employee.

16.                               Entire Agreement.  This Agreement constitutes the entire agreement between Gemma and you, and supersedes and cancels all prior and contemporaneous written and oral agreements between Gemma and you.  You affirm that, in entering into this Agreement, you are not relying upon any oral or written promise or statement made by anyone at any time on behalf of Gemma.

17.                               Changes or Alterations.  This Agreement may not be changed or altered, except by a writing signed by Gemma and you.

18.                               JURY WAIVER.  EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT TO A TRIAL BY JURY IN ANY LEGAL ACTION, PROCEEDING, CAUSE OF ACTION, OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY, AND/OR THE EMPLOYMENT RELATIONSHIP.  ANY SUCH ACTION WILL PROCEED BY COURT TRIAL, WITHOUT A JURY.

19.                               Captions.  Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph.

20.                               Construction.  The parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the you and Gemma and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship or any of the provisions of this Agreement.

21.                               Assignability.  This Agreement is not assignable by you.  Notwithstanding, in the unfortunate event of your death prior to any of the separation payments referenced in Paragraph 2, any unpaid separation payments referenced in Paragraphs 2(a) through (c) will be paid in a lump sum payment, less applicable withholdings and deductions, to your estate within forty-five (45) days of Gemma’s receipt of written notice of your death.  Gemma may assign this Agreement without notice to you and without you consent.

22.                               Choice of Law; Venue.  This Agreement is entered into in the State of Connecticut, and the laws of the State of Connecticut shall apply to any dispute concerning it, excluding the conflict-of-law principles thereof.  The parties hereby agree that any claims and/or lawsuits between them shall be commenced solely in the federal or state courts located within the State of Connecticut and hereby submit exclusively to the jurisdiction and venue of any Connecticut court.

23.                               Waiver of Rights Under the ADEA.  Without detracting in any respect from any other provision of this Agreement:

(a)                                 You, in consideration of the payments and benefits provided to you as described in Paragraph 2 of this Agreement, agree and acknowledge that this Agreement constitutes a knowing and voluntary waiver of all rights or claims you have or may have against Gemma as set forth herein, including, but not limited to, all rights or claims arising under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), including, but not limited to, all claims of age discrimination in employment and all claims of retaliation in violation of the ADEA; and you have no physical or mental impairment of any kind that has interfered with your ability to read and understand the meaning of this Agreement or its terms, and that you are not acting under the influence of any medication or mind-altering chemical of any type in entering into this Agreement.

(b)                                 You understand that, by entering into this Agreement, you do not waive rights or claims that may arise after the date of your execution of this Agreement, including without limitation any rights or claims that you may have to secure enforcement of the terms and conditions of this Agreement.

(c)                                  You agree and acknowledge that the consideration provided to you under this Agreement is in addition to anything of value to which you are already entitled.

(d)                                 Gemma hereby advises you to consult with an attorney prior to executing this Agreement.

(e)                                  You acknowledge that you were informed that you had at least twenty-one (21) days in which to review and consider this Agreement and to consult with an attorney regarding the terms and effect of this Agreement.

(f)                                   Nothing in this Agreement shall prevent you (or your attorneys) from (i) commencing an action or proceeding to enforce this Agreement or (ii) exercising your right under the Older Workers Benefit Protection Act of 1990 to challenge the validity of your waiver of ADEA claims set forth in Paragraph 3 of this Agreement.

(g)                                  Notwithstanding anything in this Agreement to the contrary, you must sign and return an executed copy of this Agreement before a date twenty-two (22) days from the date you receive it or this offer of severance shall be automatically and fully withdrawn.

24.                               Revocation.  You may revoke this Agreement within seven (7) days from the date you sign this Agreement, in which case this Agreement shall be null and void and of no force or effect on either Gemma or you.  Any revocation must be in writing and received by Bill Griffin at Gemma by 5:00 p.m. on or before the seventh day after this Agreement is executed by you.

If this letter correctly states the understanding and agreement that we have reached, please indicate your acceptance by signing the following page before a notary public on the enclosed copy and returning it to me.

We thank you for your time with Gemma and wish you the best of luck in the future.

Very truly yours,

GEMMA POWER SYSTEMS, LLC

By:	/s/ William F. Griffin, Jr.
Name: William F. Griffin, Jr.
Title: CEO

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

PLEASE READ CAREFULLY.  THIS AGREEMENT HAS IMPORTANT LEGAL CONSEQUENCES.

Date: November 7, 2017	By:	/s/ Daniel L. Martin
DANIEL L. MARTIN

On this 7th day of November, 2017, before me personally came DANIEL L. MARTIN to me known to be the individual described in the foregoing instrument, who executed the foregoing instrument in my presence, and who duly acknowledged to me that s/he executed the same.

/s/ Amanda Jacobsen
Notary Public